                                                                   EXHIBIT 99.1

PRESS RELEASE

-------------------------------------------------------------------------------
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE
WEDNESDAY, JULY 18, 2001

CONTACT:      MARGARET K. DORMAN
              CHIEF FINANCIAL OFFICER
              (281) 443-3370


                    SMITH INTERNATIONAL, INC. REPORTS SECOND
                     QUARTER EARNINGS OF 75 CENTS PER SHARE

     HOUSTON, Texas (July 18, 2001)... Smith International, Inc. (NYSE: SII) today announced second quarter net income of $37.7 million, or 75 cents per share, on revenues of $872.4 million. In the comparable period of the prior year, the Company reported earnings of $15.0 million, or 30 cents per share, on revenues of $657.2 million. Revenues grew 33 percent over the second quarter of 2000, as improved activity levels across all geographic regions impacted demand for the Company's products and services and influenced pricing in the oilfield segment operations. The majority of the base business revenue growth was reported in the United States and Europe/Africa, including the North Sea, West Africa and the Commonwealth of Independent States. Incremental revenues from acquisitions completed during the prior twelve-month period also contributed to the reported increase, accounting for approximately one-third of the quarter-to-quarter revenue improvement. After excluding the effect of acquired and divested operations, oilfield segment revenues were 29 percent above the amounts reported in the prior year quarter and compared to a 27 percent increase in drilling activity levels period-to-period.

     For the six months ended June 30, 2001, the Company reported net income of $71.9 million, or $1.42 per share on a diluted basis, on revenues of $1.7 billion. In the comparable period of the prior year, earnings were $26.3 million, or 52 cents per share on a diluted basis, on revenues of $1.3 billion. Revenues grew across all business units and geographic areas with the majority of the increase attributable to improved North American activity levels and acquisitions.

     M-I's revenues were $392.4 million, a 33 percent increase over the second quarter of 2000. Increased demand for base-fluid products, attributable to a 40 percent improvement in U.S. land-directed drilling, accounted for the majority of the organic revenue growth over the second quarter of 2000. To a lesser extent, increased rig activity in the offshore markets favorably impacted drilling and completion fluid sales and the related engineering service revenue. SWACO's revenues more than doubled over the prior year period due to increased demand for fluid processing equipment and services and the impact of the Sweco transaction, which was completed in the fourth quarter of 2000. After excluding the effect of acquired operations, revenues were 25 percent above the amounts reported in the prior year quarter.

     Smith Bits reported revenues of $101.7 million, an increase of 34 percent over the second quarter of 2000. Although revenue growth was reported in all geographic regions, increased demand for products and services in the United States and Europe/Africa accounted for the majority of the revenue increase over the prior year period. Improved pricing, particularly in the North American market, and the continual introduction of technologically-advanced products and services also contributed to the second quarter's financial results. On a combined basis, sales of petroleum three-cone and diamond bits rose 37 percent over the prior year period, comparing favorably to the 27 percent improvement in average activity levels quarter-to-quarter.

     Smith Services' revenues totaled $91.4 million for the second quarter of 2001. After excluding the impact of the directional operations divested in January 2001, revenues were 39 percent above the second quarter of 2000. The majority of the revenue increase was generated in the United States; however, strong revenue growth was also reported in areas outside North America, particularly Latin America and the Middle East. The majority of the base business increase related to improved drilling products and services revenues, which grew more than 80 percent over the prior year period. Subsequent to June 30, 2001, Smith Services completed the acquisition of Star Tool Company, which provides fishing services in the U.S. Permian Basin market.

Wilson's revenues totaled $286.9 million for the second quarter of 2001, 32 percent above the amount reported in the prior year quarter. The majority of the revenue growth was attributable to the effect of the Van Leeuwen transaction, which was completed in January 2001. Wilson's base revenue growth related primarily to the U.S.energy branches, which benefited from the significantly higher exploration and production activity. Lower spending by customers in the petrochemical market, due to the impact of higher commodity prices on feedstock and operating costs, partially offset this increase. After excluding the impact of the acquired Van Leeuwen operations, revenues increased 12 percent over the second quarter of 2000.

     Commenting on the results, Chairman and CEO, Doug Rock stated, "In spite of the impact of the seasonal break-up in Canada, Smith posted strong sequential earnings growth over the first quarter. Improved North American activity levels have led to favorable pricing in the oilfield product and service lines. Our growth in coming quarters will likely be concentrated in international markets where Smith has significant exposure, particularly the North Sea, the Middle East and West Africa."

     Loren Carroll, Executive Vice President, also noted that, "Smith's oilfield segment businesses generated operating margins of 14.7 percent, surpassing the level seen during the 1997 fiscal year. Increased profitability levels have favorably impacted operating cash flow, which improved to $88.4 million, or $1.75 per share, for the second quarter of 2001. Operating cash flow consists of earnings before interest, taxes, minority interests plus depreciation and amortization, and is reduced for any minority partner ownership interests in these amounts."

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

     Financial highlights follow:

                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                        Three Months Ended June 30,            Six Months Ended June 30,
                                                    ---------------------------------     ---------------------------------
                                                        2001                2000               2001               2000
                                                    --------------     --------------     ---------------    --------------
Revenues.......................................     $      872,389     $      657,229     $     1,737,700     $   1,282,661

Costs and expenses:
  Costs of revenues............................            613,453            482,894           1,232,675           946,843
  Selling expenses.............................            128,541             99,794             251,717           195,098
  General and administrative expenses..........             35,106             28,532              68,602            56,145
  Goodwill amortization........................              3,941              2,699               7,772             5,340
                                                    --------------     --------------     ---------------    --------------
          Total costs and expenses.............            781,041            613,919           1,560,766         1,203,426
                                                    --------------     --------------     ---------------    --------------

Income before interest and taxes...............             91,348             43,310             176,934            79,235

Interest expense, net..........................             10,738              8,758              21,081            17,523
                                                    --------------     --------------     ---------------    --------------

Income before income taxes and minority
interests......................................             80,610             34,552             155,853            61,712

Income tax provision...........................             26,087             11,413              50,892            21,088
                                                    --------------     --------------     ---------------    --------------

Income before minority interests...............             54,523             23,139             104,961            40,624

Minority interests.............................             16,841              8,165              33,061            14,327
                                                    --------------     --------------     ---------------    --------------

Net income.....................................     $       37,682     $       14,974     $        71,900     $      26,297
                                                    ==============     ==============     ===============    ==============

Earnings per share:
  Basic........................................     $         0.75     $          0.30    $          1.44     $        0.53
                                                  ================    =================  ================   ===============
  Diluted......................................     $         0.75     $          0.30    $          1.42     $        0.52
                                                  ================    =================  ================   ===============

Weighted average shares outstanding:
  Basic........................................             49,910             49,725              49,877            49,448
  Diluted......................................             50,517             50,363              50,505            50,153

OTHER DATA:
Depreciation and amortization..................     $       22,767     $       19,736     $        44,937     $      39,170
Capital spending (a)...........................     $       28,380     $       23,186     $        56,820     $      38,825
EBIT excluding minority interests (b)..........     $       70,517     $       32,498     $       136,151     $      59,815
EBITDA excluding minority interests (b).......      $       88,402     $       48,438     $       171,565     $      91,460

NOTE (a):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. Net capital spending was approximately $47.6 million and $31.9 million for the six months ended June 30, 2001 and 2000, respectively.

NOTE (b):
"Earnings before interest and taxes (EBIT) excluding minority interests" and "Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding minority interests" represent the amount of EBIT and EBITDA earned by the Company after reduction for the portion of the respective amounts allocable to the minority interest partners.

                            SMITH INTERNATIONAL, INC.
                                REVENUE ANALYSIS
                                 (IN THOUSANDS)

                                                                         THREE MONTHS ENDED JUNE 30,
                                                                  ---------------------------------------
                                                                      2001                      2000
                                                                  ----------------       -----------------
        M-I.................................................              $392,403                $294,425

        SMITH BITS..........................................               101,695                  75,991

        SMITH SERVICES......................................                91,387                  69,197

        WILSON..............................................               286,904                 217,616
                                                                  -----------------      -----------------

        TOTAL..............................................               $872,389                $657,229
                                                                  =================      =================




                                                                           SIX MONTHS ENDED JUNE 30,
                                                                  ----------------------------------------
                                                                      2001                      2000
                                                                  ----------------       -----------------

        M-I.................................................              $784,672                $562,202

        SMITH BITS..........................................               204,482                 151,430

        SMITH SERVICES......................................               177,822                 133,861

        WILSON..............................................               570,724                 435,168
                                                                  ----------------       ------------------

        TOTAL...............................................            $1,737,700               $1,282,661
                                                                  ================       ==================